Note: Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment. Such portions are marked with an *. Redacted portions have been separately filed with the Securities and Exchange Commission.

EMPLOYMENT AGREEMENT
WITH
ASSIGNMENT OF EMPLOYEE INTELLECTUAL PROPERTY

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed in Tulsa, Oklahoma to be effective as of the 25th day of July, 2008, (the “Effective Date”) by 3DIcon Corporation, an Oklahoma corporation, (“3DIcon”), with its principal place of business located in Tulsa, Oklahoma, and Hakki Hejjo Refai, Ph.D, a resident of Tulsa, Oklahoma (“Employee”).

WHEREAS, Employee was employed by the University of Oklahoma (“OU”) as a research scientist in Electrical Engineering; during his employment with OU, he performed research under sponsored research agreements between OU and 3DIcon (collectively with future sponsored research agreements between OU and 3DIcon, the “SRA”); and

WHEREAS, as an employee of OU, Employee has received confidential and proprietary information regarding 3DIcon operations and intellectual property, as well as intellectual property which is being researched and developed by OU under the SRA and is owned in whole or in part by OU;

WHEREAS, as an employee of 3DIcon, Employee will receive information which is confidential and proprietary regarding 3DIcon operations technology and intellectual property as well as intellectual property which is being researched and developed by OU and others under the SRA;

WHEREAS, 3DIcon and Employee desire to enter this Agreement, by which 3DIcon employs Employee, on the terms and conditions as set forth herein, and Employee acknowledges that 3DIcon owns all of the intellectual property developed or improved by Employee during this employment and for a period thereafter; Employee also makes an assignment to 3DIcon in this Agreement; and

WHEREAS, while Employee becomes an employee of 3DIcon on the Effective Date, 3DIcon understands that Employee’s obligations under his agreement with the University of Oklahoma will delay his full availability to 3DIcon until the Full Time Date, as defined in this Agreement; accordingly, the incentive stock options will be granted on the Effective Date while certain of Employee’s compensation and all of his benefits will begin to accrue on the Full Time Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and subject to the conditions set forth herein, 3DIcon and Employee hereby agree, subject to the terms and conditions of this Agreement, as follows:

1. Employment; Position; Reports; Duties.

(a) Employment: Position. 3DIcon hereby employs Employee in the capacity of 3DIcon’s Chief Technology Officer (“CTO”) and Employee hereby accepts such employment, effective on the Effective Date, subject to the terms and conditions set forth in this Agreement, with full time availability to commence on October 1, 2008, or such other date as 3DIcon and Employee shall select, (the “Full Time Date”).

(b) Reports. Employee shall report to and be supervised by 3DIcon’s President. 3DIcon’s President may restructure the reporting relationship as deemed appropriate by said officer.

(c) Duties. During the Term (as defined below), Employee will serve in the position of CTO (the “Position”) and will have the normal duties, responsibilities and authority associated with or related to the Position. 3DIcon understands that, until the Full Time Date, Employee’s availability to perform these duties shall be subject to the fulfillment of his duties to the University of Oklahoma. Employee agrees to perform the duties consistent with the Position, as may be assigned to him from time to time by the Chief Executive Officer (“CEO”) or President, including but not limited to:

(i) Inventing new technologies to be owned by 3DIcon and improving technologies licensed to 3DIcon;

(ii) Coordinating 3DIcon’s efforts to research and invent new technologies and improve technologies licensed to 3DIcon, focusing principally on volumetric technologies;

(iii) Building, recruiting and managing Research & Development, Engineering and other technical staff to create and improve inventions to be owned by 3DIcon and to improve technologies licensed to 3DIcon;

(iv) Patenting new inventions and improvements to be owned by 3DIcon;

(v) Participating in 3DIcon’s efforts to secure offensive, defensive and other innovative patents;

(vi) Coordinating 3DIcon’s employee and contract research teams;

(vii) Providing logistic and material support and assistance for 3DIcon’s internal and external research and information gathering; collecting data and industry information and information about competing technologies/companies to assist both research and 3DIcon product development and strategic planning;

(viii) Identifying additional research and technology sources for the development of all of 3DIcon’s technologies, including volumetric 3D technologies; and anticipating, identifying and assisting with removal of impediments to the research and product development efforts;

(ix) Managing 3DIcon’s research and development efforts internally and through the SRA with OU and all other contract research programs and facilities;

(x) Managing the technical elements of 3DIcon’s relationships with all third patties, including commercialization partners, research partners, laboratories, agencies; supervising performance of government contracts and assisting in the procuring thereof; serving as 3DIcon’s technical liaison for government contracts; and providing technical information and assistance with 3DIcon’s information and outreach to industry, consultants and external parties;

(xi) Supervising OU/contract researchers’ compliance with confidentiality obligations to 3DIcon and screening proposed OU/contract researchers’ publications and presentations to safeguard against disclosure of sensitive or proprietary confidential information; and coordinating the OU approval process of filings/releases/articles 3DIcon seeks to file or publish;

(xii) Providing information to 3DIcon management regarding the progress of all of 3DIcon’s research efforts; ensuring that all relevant officers of the company are up-to-date with activities and situation of the SRA and other contract research performance;

(xiii) Providing additional search/research and information for the patent filing and protection needs and including recommending the filing of protective patents and patents which anticipate evolutions in the technology being developed or sponsored by 3DIcon or its competitors;

(xiv) Fulfilling all technical communication and support requirements for 3DIcon - for media, partnerships, broker, trade show and other presentations;

(xv) Engineering, continuing to develop and managing the Pixel Precision product family and customer service related thereto;

(xvi) Assisting as and when required with all 3DIcon activities and efforts; and

(xvii) Maintaining, and ensuring that all internal and external researchers maintain, the strictest confidentiality of 3DIcon’s owned and licensed confidential and proprietary information.

(d) During the Term (as defined below), Employee agrees to perform his duties to the best of his abilities and, from and after the Full Time Date, Employee agrees to devote his full business time, attention, skill, and energy to the performance of his duties and to the promotion of the success of 3DIcon. From and after the Full Time Date, Employee shall not engage in any other outside business activities or serve as a director or officer of any other corporation, entity or enterprise without the express advance written permission of the CEO or President; provided, however, that Employee may, with prior written authorization from 3DIcon’s CEO or President, in the sole discretion of such officer, enter into an adjunct teaching agreement with OU or serve on a Ph D supervision committee if such teaching assignment is wholly unrelated to the scientific fields involved in Employee’s duties under this Agreement.

(e) As CTO, Employee shall not be an officer of 3DIcon unless and until Employee is elected to an office by the Board of Directors of 3DIcon, Employee shall not have the authority, unless specifically authorized in advance in writing by 3DIcon’s President, to enter contracts on behalf of 3DIcon, to set the direction of the research to be performed by OU or to give approvals to OU regarding any matter, though Employee shall likely be involved in these processes.

2.  Compensation. During the Term, as compensation for the services to be rendered by Employee to 3DIcon pursuant to this Agreement and consideration for Employee’s other covenants hereunder, Employee shall receive the following compensation and other benefits:

(a) Fixed Compensation. Commencing on the Full Time Date: (i) and continuing until “Milestone #1” (as defined on page 2 of Exhibit A-l attached to this Agreement) is, in the sole discretion of 3DIcon’s CEO or President, met, 3DIcon shall pay Employee an annualized salary of $175,000; and (ii) thereafter, during the balance of the Term, 3DIcon shall pay Employee an annualized salary of $200,000. All salary shall be deemed earned and payable in twenty-four equal semi-monthly installments in arrears. The fixed compensation shall be reviewed by 3DIcon’s CEO or President on or about each anniversary of the Full Time Date; provided, that there are no automatic increases in fixed compensation and the President may establish additional milestones as conditions to pay increases

(b) Commissions on Revenue. Unless this Agreement is earlier terminated in accordance with the terms hereof, for First Commission Period and the Second Commission Period (defined below), Employee shall be paid a commission not to exceed three percent (3%) of the “Net Revenues,” as defined herein, actually received by 3DIcon from the sales of Pixel Precision and CSpace technologies products, subject to the following conditions:

(i) for the year between the Full Time Date and the first anniversary thereof (the “First Commission Period”): the commission is payable only if the combined Gross Revenue from the sales of Pixel Precision and CSpace technologies products exceeds $500,000 by September 30, 2009; and the commission shall not exceed $30,000; and

(ii) for the year between the first anniversary of the Full Time Date and the second anniversary thereof (the “Second Commission Period”), the commission is payable only if the combined Gross Revenue from the sales of Pixel Precision and CSpace technologies products exceeds $1,000,000 by September 30, 2010; and the commission shall not exceed $50,000; and

(iii) The commission shall be paid within 90 days following the close of the books for the third Quarters of calendar years 2009 and 2010, respectively, unless Employee’ employment hereunder shall have terminated before the expiration of said 90 day period for Good Cause, if terminated by 3DIcon, or without Good Reason, if terminated by Employee, in which events no commission shall be due or payable to Employee and 3DIcon’s obligation under this Section 2(b) shall be cancelled; and

(iv) No commitment is made in this Agreement regarding commission compensation after the Second Commission Period; and

(v)  “Net Revenue” equals total gross sales less all direct costs; “direct costs” includes without limitation, sales commissions, to distributors and others, commissions paid to sales staff, internal or external, direct advertising and marketing costs and support costs related thereto, license fees and royalties paid to OU or others, revenue sharing and facilities and equipment use fees/rentals to and with OU or other parties; but direct costs do not include salaries, company overhead, non-advertising and marketing travel, website costs, product development and other fixed overhead costs.

(c) Incentive Stock Options On the Effective Date, 3DIcon shall grant Employee incentive stock options (the “Options”), the terms and conditions of which are set forth in the Incentive Stock Option Agreement attached to this Agreement as Exhibit A (the “Option Agreement”), which Employee and 3DIcon will execute on or about the Effective Date, and the 2007 Incentive Stock Option Plan (as amended from time to time by 3DIcon’s Board of Directors, the “Plan”) adopted by 3DIcon’s Board of Directors on or about August 7, 2007, and in amended form, approved by the shareholders on May 17, 2008, a copy of which Plan has been provided to Employee, and Employee acknowledges that all such terms and conditions are subject to amendment by 3DIcon’s Board of Directors from time to time. Employee acknowledges:

(i) that the options granted herein by 3DIcon do not represent a particular present or future value or percentage of the current or future outstanding shares of 3DIcon; and that 3DIcon is not in any manner restricted by this Employment Agreement from issuing more shares of its common stock, or other securities related thereto, from increasing the number of shares it is authorized to issue in a particular class of stock, or from increasing the number of classes of stock 3DIcon may issue,

(ii) and represents to 3DIcon that Employee may never receive the options because the conditions precedent may not have been timely met or Employee may not be an employee of 3DIcon on any of the vesting dates.

(d) Benefits. Commencing on the Full Time Date, Employee shall be eligible to participate, to the extent he may be eligible, in any group medical and hospitalization insurance, disability insurance, profit sharing, retirement, life insurance, and each other employee benefit plan or program maintained or later instituted by 3DIcon for the level of employees commensurate with Employee’s position. Employee acknowledges that: (i) participation in 3DIcon benefit programs and plans may require payroll deductions and contributions from Employee; and (ii) such benefit programs and plans are subject to amendment and termination at the discretion of 3DIcon. 3DIcon acknowledges that, subject to change in the discretion of 3DIcon management, its group medical benefits include, but are not limited to, the payment of one hundred percent (100%) of Employee’s medical insurance premiums and fifty percent (50%) of any spouse or dependant’s medical insurance premiums.

(e) Withholdings. All compensation payments to Employee shall be made subject to normal deductions therefrom, including federal and state social security and withholding taxes.

3. Expenses.  Commencing on the Full Time Date, 3DIcon shall promptly reimburse Employee for his actual out-of-pocket expenses incurred on or after the Effective Date in carrying out his duties hereunder in the conduct of 3DIcon’s business, which expenses shall be limited to ordinary and customary items and which shall be supported by vouchers, receipts or similar documentation submitted in accordance with 3DIcon’s expense reimbursement policy and as required by law. Until a formal written policy regarding reimbursement of business expenses is adopted, such expenses must be approved in writing in advance by the CEO or President in order to be reimbursable to Employee.

4.  Personal Time Off. Commencing on the Full Time Date, during each calendar year of employment, Employee shall be entitled to twenty (20) business days, in the aggregate, for vacation, sick leave and personal time off (collectively, “PTO”). PTO for calendar year 2008 shall be prorated from the Full Time Date. PTO is considered earned on a pro-rata basis on the first day of each calendar quarter. Employee shall be entitled to any over up to one-half his unused PTO from any calendar year to the next calendar year; provided, that Employee shall not be allowed to carry over more than one-half of his annual PTO from year-to-year; and further provided, that Employee shall not be paid for any PTO which has not been used as of the date of his voluntary or involuntary separation from employment for any reason.

5. Special Material Covenants and Representations of Employee. Each of the following covenants and representations of Employee: (i) is true on the Effective Date and shall remain true throughout the employment term; (ii) constitutes a distinct, material inducement to 3DIcon to employ Employee; and (iii) is binding and enforceable on Employee despite any allegation by Employee that 3DIcon has failed to meet any of its obligations hereunder:

(a) Non-Use and Non-Disclosure of Confidential Information. Employee acknowledges that, as a result of his employment by 3DIcon, he will be learning, making use of, and adding to, 3DIcon’s Confidential Information (as defined below). Except as required in the performance of Employee’s duties under this Agreement and unless otherwise authorized in writing by the CEO or President of 3DIcon, Employee will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during his employment or after his termination of employment for any reason. In all instances when a disclosure by Employee of Confidential Information is contemplated, no such disclosure shall be made unless Employee obtains advance written approval by 3DIcon’s CEO or President and from the intended recipient of such information a Confidentiality Agreement in favor of 3DIcon, in form and content acceptable to 3DIcon. Notwithstanding the foregoing, Employee will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order; provided, that not less than ten days before such disclosure is made, Employee shall notify 3DIcon in writing of the demand for disclosure and attach a copy of the demand to such notice.

As used herein, “Confidential Information” means information, regardless of the medium in which it is stored, including without limitation, any business plan, financial records, contracts, compilation, program, device, method, technique or process, technologies, hardware, software, intellectual property, ideas, disclosures, inventions, improvements, enhancements or derivatives thereof (whether patentable or patented, copyrightable or copyrighted, registrable as a tradename or registered as such) licenses, contracts, customer and vendor lists, regardless of how generated or communicated, that: (i) derives independent economic value, actual or potential, in part from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; or (ii) is the subject of a contractual obligation of 3DIcon to maintain its secrecy; or (iii) is the subject of efforts that ate reasonable under the circumstances to maintain its secrecy; or (iv) is wholly or partly owned by, or is licensed to, or by, 3DIcon or its affiliates; or (v) is confidential, proprietary or competitively sensitive. For purposes of this Agreement, “Confidential Information” also includes both information disclosed to Employee by 3DIcon or its affiliates and information developed by Employee in the course and as part of his employment with 3DIcon or any of its affiliates. Confidential Information need not be marked “confidential” to be covered by the terms of this Agreement.

Without limiting the foregoing, the types and categories of information that 3DIcon considers to be its Confidential Information include without limitation the following information that Employee knows or has reason to know that 3DIcon or its affiliates intends or expects the secrecy of such information to be maintained, and as to which 3DIcon or its affiliates has made reasonable efforts to maintain secrecy, including: (A) non-public information concerning or resulting from research and development work performed, sponsored or acquired by 3DIcon or its affiliates, including without limitation research and development work performed by the University of Oklahoma; (B) non-public information concerning 3DIcon’s and its affiliates’ management, financial condition, financial operations, chatter activities, marketing activities, sales and marketing strategies, customer information, channels of distribution, pricing policies and strategies and business plans; and (C) non-public information acquired or compiled by 3DIcon or its affiliates concerning actual or potential customers and competitors.

3DIcon may also advise Employee from time to time of restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to 3DIcon by third parties pursuant to license or confidentiality or non-disclosure agreements that contain restrictions upon the use or disclosure of such information Employee agrees to abide by the restrictions upon use or disclosure contained in such agreements to the extent such restrictions do not conflict with this Agreement.

The term “Confidential Information” does not include any information that:

(i) is already (or otherwise becomes) publicly known, not as a result of any improper action or inaction of Employee;

(ii) is approved for release by written authorization of 3DIcon; or

(iii) is required to be disclosed by law or regulation; provided that disclosure is made to 3DIcon as required above.

(b) Employment will not Violate Employee’s Agreements.

(i) Employee represents to 3DIcon that his employment with 3DIcon will not require the use of any confidential or proprietary information belonging to Employee or others or the violation of any confidential relationship with the University of Oklahoma or any other third party or contravene any agreement, obligation or commitment to which Employee is or may be a party with any prior employer, principal, entity or person with respect to which Employee has provided services in the past or with which Employee otherwise has or had a relationship, including OU.

(ii) Employee represents to 3DIcon that neither Employee, not any entity in which Employee owns or has owned an interest, is a party to any agreement by which Employee or said entity is bound not to compete with a third party or is prohibited from using information which Employee will be required to use in the course of his Employment with 3DIcon under this Agreement, or is or may be a party with any prior employer, principal, entity or person with respect to which Employee has provided services in the past or with which Employee otherwise has or had a relationship.

(c) Employee Indemnity. Employee hereby agrees to indemnify 3DIcon, its joint venturers, directors, officers, employees and agents against, and hold said persons harmless from, any and all losses, expenses, costs, fees (including attorneys’ fees), liabilities, claims, causes and judgments of any nature or amount arising from or related to the alleged violation of any of the covenants in this Section 5 of this Agreement or based upon allegations which, if proved, would make any of Employee’s representations to 3DIcon in said section untrue.

(d) Nonsolicitation of Customers. During Employee’s employment hereunder and for a period of one year after Employee’s separation from employment with 3DIcon for any reason, voluntarily or involuntarily, Employee shall not solicit 3DIcon’s or its affiliates’ customers for the purpose of diverting any business of 3DIcon or its affiliates or licensees to a competitor of 3DIcon or its affiliates or licensees for the purpose of having such customer cease to conduct business or not renew business with 3DIcon or its affiliates or licensees. For purposes of this Section 5(d), “customer” shall mean those individuals or entities with whom or which 3DIcon or its affiliates or licensees had provided products, services or licenses, or been in negotiations for the provision of products, services or licenses, within the twelve (12) months preceding Employee’s separation from employment with 3DIcon.

(e) Nonsolicitation of Personnel. During Employee’s employment hereunder and for a period of one year after Employee’s separation from employment with 3DIcon for any reason, voluntarily or involuntarily, Employee shall not, directly or indirectly, solicit, employ or engage, or have any interest in or relationship with, any entity or person who solicits, employs or engages, any employee, consultant, independent contractor or agent of 3DIcon, any of its affiliates, any university or entity contracted by 3DIcon to perform research, invent or improve technology or develop products, or any customer, as defined above, of 3DIcon for the purpose of competing with 3DIcon, offering services, products or licenses of the type offered by 3DIcon, its affiliates or licensees, or which compete with those offered by 3DIcon, its affiliates or licensees, at any time during said period.

(f) Employment Status. Employee represents to 3DIcon that he will at all times during the Term of this Agreement maintain the appropriate status with the United States Government to work for 3DIcon under this Agreement, and 3DIcon agrees it will, in good faith, cooperate with Employee in taking any reasonable actions necessary for Employee to maintain such status.

6. Property of 3DIcon; Assignment of Employee’s Inventions.

(a) All Confidential Information, “Employee Inventions” (as defined below), documents, encoded media, and other tangible items provided to Employee by 3DIcon, or its affiliates, or prepared, generated, created, designed or conceptualized by Employee or others in the performance of Employee’s duties under this Agreement are and shall remain the property of 3DIcon, or its affiliates. Upon termination of Employee’s employment with 3DIcon, Employee will promptly deliver to 3DIcon all such Confidential Information, documents, media and other items in his possession, custody or control, including all complete or partial copies, recordings, abstracts, cds, dvds, notes or reproductions of any kind made from or about such documents, media, items or information contained therein, regardless of how the same may be stored. Such delivery to 3DIcon shall include all notebooks or other collections or compilations journaling or memorializing intellectual property generation or development, maintained by Employee at any time during his Employment under this Agreement.

(b) The following are owned solely by, and are the property of, 3DIcon and, whether now existing or later created, are hereby unconditionally and irrevocably assigned by Employee to 3DIcon:

(i) All intellectual property, ideas or inventions made by Employee and all improvements, enhancements or derivatives of the intellectual property, ideas or inventions of others (whether patentable or patented, copyrightable or copyrighted, registrable as a tradename or registered as such) developed, prepared, generated, created, designed or conceptualized by Employee during his employment under this Agreement and, to the extent an Employee Invention relates in any manner to volumetric three dimensional display systems, for a period of six months after Employee’s separation for any reason, voluntarily or involuntarily, from employment with 3DIcon, regardless of how stored, or where or when the same was developed (collectively, “Employee Inventions”); and

(ii) All intellectual property, ideas or inventions made by Employee and all improvements, enhancements or derivatives of the intellectual property, ideas or inventions of others (whether patentable or patented, copyrightable or copyrighted, registrable as a tradename or registered as such) developed, prepared, generated, created, designed, conceived, conceptualized or reduced to practice by Employee during his employment with OU except for those which are owned by OU as of the Effective Date and except for Patent No 5837,099 - “Auto-Tracking System for Mobile Free-Space Optical (FSO) Communications”.

(c) Employee agrees to sign such additional instruments as 3DIcon may from time to time request to provide further evidence of Employee’s assignment to 3DIcon of any right, title, claim or interest Employee may have or claim in any Employee Invention or any of 3DIcon’s intellectual or proprietary property or any intellectual property referenced in Section 6(b)(ii).

(d) Upon termination of Employee’s employment with 3DIcon, Employee will promptly deliver to 3DIcon all Confidential Information, Employee Inventions, documents, memory, media and other items in his possession, custody or control, including all complete or partial copies, recordings, abstracts, notebooks, notes or reproductions of any kind made from or which relate in any manner to any Employee Invention, regardless of how the same may be stored.

(e) Employee represents to 3DIcon that Employee does not presently directly or indirectly own or hold any right, title, interest or claim in any patent, copyright, trade name or service mark, or pending application therefore, except as shown on the attached Exhibit “B” and except for Patent No. 5837,099 referenced in Section 6(b)(ii) above. Employee represents that for any interest or claim he may hold in items listed on attached Exhibit “B,” his compensation is addressed in an agreement between Employee and OU, and 3DIcon does not now nor will it ever be responsible for compensating Employee for any such right, title, interest or claim. Employee does not now, and will not at any time, own or make any claim of any right, title or interest in, nor be entitled to any compensation derived from any: (i) Employee Invention; or (ii) any patent, copyright, trademark, service mark, trade name or other intellectual property held, generated or obtained by or for Employee or 3DIcon or any university, entity or person engaged by 3DIcon to perform research or any other service for 3DIcon, or licensed to or by 3DIcon, or used by 3DIcon or its affiliates in its business. Employee further acknowledges that he is neither a third party nor a third party beneficiary of any contract or agreement between 3DIcon and OU.

7. Term; Termination; Independent Consulting Agreement.

(a) Term. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year from the Full Time Date hereof, unless this Agreement is sooner terminated as provided herein (the “Initial Term”). Notwithstanding the foregoing, upon the stated expiration of the Initial Term, and each anniversary of such date, the Initial Term (and any extended Initial Term) will automatically extend for successive one-year periods (hereinafter, the Initial Term, together with any and all one-year extensions, will be referenced as the “Term”).

(b) Termination and Effect of Termination. The employment of Employee under this Agreement may be terminated prior to the stated expiration of the Term set forth in Section 7(a) above, in accordance with the following provisions:

(i)  By 3DIcon For Good Cause. Upon written notice to Employee, 3DIcon may immediately terminate this Agreement at any time during the Term for “Good Cause” (as hereafter defined).

(A) Monies and Payments to the Employee Upon termination by 3DIcon for Good Cause under this section 7(b)(i), Employee will be immediately entitled to receive any accrued but unpaid base salary described in Section 2(a), unreimbursed expenses, any other amounts owing but unpaid to Employee (such as bonuses declared and due to Employee at the time of termination but unpaid), and any accrued but unpaid fringe benefits described in Section 2(d), through the date of termination, and no other monies or benefits shall be payable or owed to Employee under this Agreement; provided that any payment to which Employee may be entitled under this Section 7(b)(i)(A) shall be subject to offset for all sums due 3DIcon from Employee as of the date of termination, except that unpaid base salary shall not be subject to offset for unliquidated damages for alleged violations of any restrictive covenant;

(B) Forfeiture of Options. Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Employee under any option or incentive plan of 3DIcon to which Employee is participating or enrolled shall immediately be terminated and for felted, except for such options or rights granted to or received by Employee which have fully and completely vested and have been exercised prior to the termination date. Any and all options and lights to which Employee has not become fully and completely vested or which have not been exercised prior to termination date shall expire effective on the termination date, despite any term to the contrary in the Option Agreement or Plan;

(C) “Good Cause” Defined For purposes of this Agreement, “Good Cause” means (i) the commission by Employee of a felony, of theft, fraud or embezzlement or of any other intentional act or omission involving dishonesty or disloyalty with respect to 3DIcon or any of its customers or suppliers; (ii) the inability to perform material duties and responsibilities as a result of any addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician, or the repeated reporting to work under the influence of alcohol or illegal drugs, (iii) a breach by Employee of any of his obligations under this Agreement or violation by Employee of any rules or policies of 3DIcon, or (iv) the occurrence of a condition during which 3DIcon may not legally employ Employee.

(ii)  By 3DIcon Without Cause. Upon thirty (30) days prior written notice to Employee, 3DIcon may terminate this Agreement at any time during the Term without Cause.

(A) Monies and Benefits to Employee. Upon termination by 3DIcon without Cause under Section 7(b), Employee shall be entitled to receive: (i) any accrued but unpaid base salary described in Section 2(a), unreimbursed expenses, any other amounts owing but unpaid to Employee (such as commissions earned and bonuses granted but unpaid), and fringe benefits described in Section 2(d) accrued and unpaid, through the date of such termination;

(C) Payment of Monies. The payment of accrued but unpaid base salary and fringe benefits described in Section 7(b)(ii)(B) shall be paid to Employee within thirty (30) days from the date of such termination and shall be subject to withholdings for applicable taxes. Any commissions earned but not paid will be payable in accordance with Section 2(b)(iii);

(D) Forfeiture of Options. Effective as of the termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Employee under any option or incentive plan of 3DIcon to which Employee is participating shall immediately be terminated and forfeited, except for such options or rights granted to or received by Employee which have fully and completely vested prior to the termination date. Any and all options and rights to which Employee has not become fully and completely vested prior to termination date shall expire, effective on the termination date, despite any term to the contrary in the Option Agreement or Plan;

(iii)  By Employee for Good Reason. Within thirty (30) days following the date Employee first learned of the occurrence of any event constituting “Good Reason” (as hereafter defined), Employee may terminate this Agreement, upon thirty (30) days prior written notice to 3DIcon, and if requested by 3DIcon, Employee shall continue to work exclusively for 3DIcon during such thirty (30) day period and allow 3DIcon to cure such circumstances to the reasonable satisfaction of Employee during that thirty (30) day period; provided, however, 3DIcon shall have the right, in its sole discretion, to terminate this Agreement at any time during the thirty (30) day period upon written notice to Employee; and further provided that any payment to which Employee may be entitled under this Section 7(b) shall be subject to offset for all sums due 3DIcon from Employee as of the date of termination, except that unpaid base salary shall not be subject to offset for unliquidated damages for alleged violations of any restrictive covenant.

(A) Monies and Benefits to Employee. Upon termination by Employee of this Agreement for Good Reason under Section 7(b)(iii), Employee shall be entitled to receive: (i) any base salary described in Section 2(a) earned and unpaid, unreimbursed expenses, any other amounts owing but unpaid to Employee (such as commissions earned and bonuses granted but unpaid), and fringe benefits described in Section 2(d) accrued and unpaid, through the date of such termination or the date on which 3DIcon terminates this Agreement during the thirty (30) day period;

(B) Payment of Monies and Benefits The payment of accrued but unpaid base salary and fringe benefits described in Section 7(b)(iii)(A) shall be paid to Employee within thirty (30) days from the date of termination and shall be subject to withholdings for applicable taxes. Any commissions earned but unpaid will be payable in accordance with Section 2(b)(iii);

(C) Forfeiture of Options. Effective as of the termination date, any and all stock options, stock appreciation lights, restricted stock options, warrants and other similar rights granted to or received by Employee under any option or incentive plan of 3DIcon to which Employee is participating shall immediately be terminated and forfeited, except for such options or rights granted to or received by Employee which have fully and completely vested prior to the termination date; provided, however, that if the termination by the Employee with Good Reason occurs more than one (1) year after the Full Time Date, five hundred thousand (500,000) of any Non-Technical Options (as defined in the Option Agreement attached hereto as Exhibit A) not already vested shall immediately vest and become exercisable; provided further, that if the termination by Employee with Good Reason occurs more than two (2) years after the Full Time Date, all one million (1,000,000) of the Non-Technical Options not already vested shall immediately vest and become exercisable. All other options and rights to which Employee has not become fully and completely vested prior to termination date shall expire, effective on the termination date, despite any term to the contrary in the Option Agreement;

(D) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall exist if, without Employee’s express written consent and if the non-compliance, breach or conduct has not been cured by 3DIcon after 15 days advance written notice by Employee to 3DIcon to cure the same, 3DIcon: (i) fails to comply with the provisions of Section 2; (ii) breaches any other material term of this Agreement (iii) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the Position from those in effect on the date of this Agreement; (iv) changes Employee’s reporting structure so that Employee no longer reports to the CEO or President (or equivalent role); or (iv) requires Employee to regularly perform the duties and responsibilities of the Position at a location which is more than fifty (50) miles from the location of Employee’s principal place of employment at the beginning of the Term. Notwithstanding the above, Good Reason shall not include the death, disability or voluntary retirement of Employee or any other voluntary action taken by or agreed to by Employee related to the Position or his employment with 3DIcon or its Subsidiaries.

(iv) By Employee Without Good Reason. Upon thirty (30) days prior written notice to 3DIcon, Employee may terminate this Agreement at any time during the Term without Good Reason, and if requested by 3DIcon, Employee shall continue to work exclusively for 3DIcon during that thirty (30) day period; provided, however, 3DIcon shall have the right, in its sole discretion, to terminate this Agreement at any time during that thirty (30) day period upon written notice to Employee; and further provided that any payment to which Employee may be entitled under this Section 7(b)(iv) shall be subject to offset for all sums due 3DIcon from Employee as of the date of termination, except that unpaid base salary shall not be subject to offset for unliquidated damages for alleged violations of any restrictive covenant.

(A) Monies and Benefits to Employee Irrespective of whether the Employee works for the thirty (30) day period or 3DIcon elects to terminate, the Employee shall be entitled to receive any base salary described in Section 2(a) earned and unpaid, unreimbursed expenses, any other amounts owing but unpaid to Employee (such as bonuses declared but unpaid), and fringe benefits described in Section 2(d) accrued and unpaid, through the date of the termination or the date on which 3DIcon terminates this Agreement during the thirty (30) day period, and no other monies or benefits shall be payable or owed to Employee under this Agreement;

(B) Payment of Monies and Benefits The payment of accrued but unpaid base salary and fringe benefits described in Section 7(b)(iv)(A) shall be paid to the Employee within thirty (30) days from the date of termination and shall be subject to withholdings for applicable taxes;

(C) Forfeiture of Options Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Employee under any option or incentive plan of 3DIcon to which Employee is participating or enrolled shall immediately be terminated and forfeited, except for such options or rights granted to or received by Employee which have fully and completely vested and have been exercised prior to the termination date. Any and all options and rights to which Employee has not become fully and completely vested prior to termination date shall expire effective on the termination date, despite any term to the contrary in the Option Agreement or Plan.

(v) As a Consequence of Death or Disability If Employee dies while employed by 3DIcon, 3DIcon will pay Employee, his surviving spouse, his beneficiary, legal representative or his estate, as applicable, any accrued but unpaid base salary, un-reimbursed expenses, accrued but unpaid fringe benefits, and any other amounts earned by Employee but unpaid by 3DIcon (such as bonuses declared but unpaid) within thirty days of the date of death If Employee becomes “disabled” (as defined below), 3DIcon may give Employee written notice of its intention to terminate Employee’s employment, in which event Employee’s employment with 3DIcon will terminate on the thirtieth day after receipt of the notice by Employee, and Employee will be entitled to payment and receipt of the monies and benefits described in the previous sentence in the time and manner described in the previous sentence.

(A) Disability Defined. For purposes of this 7(b)(v), Employee is “disabled” if he is unable to perform substantially all of his duties and responsibilities under this Agreement or as otherwise directed by the Board, which disability lasts for an uninterrupted period of at least 90 days or a total of at least 90 days out of any consecutive 210 day period, as a result of Employee’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by 3DIcon);

(B) Forfeiture of Options. Effective as of the termination date, in the event of death or disability, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by Employee under any option or incentive plan of 3DIcon to which Employee is participating or enrolled shall immediately be terminated and forfeited, except for such options or rights granted to or received by Employee which have fully and completely vested prior to the termination date. Any and all options and rights to which Employee has not become fully and completely vested prior to the termination date shall expire effective on the termination date, despite any term to the contrary in the Option Agreement or Plan.

(c)  Independent Consulting Agreement - At 3DIcon’s Option.

(i) Without in any manner impacting any of Employee’s other covenants in this Agreement, in the event Employee’s employment under this Agreement is terminated by 3DIcon with or without Good Cause or by Employee with or without Good Reason, Hakki Hejjo Refai, Ph D, hereby giants to 3DIcon the option, in its sole discretion, to engage Hakki Hejjo Refai, Ph D, as an independent consultant, on a monthly basis, commencing on the termination date and continuing for up to six full consecutive calendar months following the termination date, upon terms and conditions determined by 3DIcon and Dr. Refai, but which terms shall provide that:

(A) Dr Refai sole compensation under the consulting agreement shall be payments equal to one-half (1/2) his base salary in effect on the date of termination (the “Consulting Payments”).

(B) The Consulting Payments shall be paid to Dr. Refai in regular installments commencing from the date of such termination in accordance with 3DIcon’s general payroll practices and shall not be subject to withholdings for applicable taxes, for which Dr Refai shall be solely responsible.

(C) Dr. Refai shall be available to consult with 3DIcon, as and when consultation is requested by 3DIcon’s President, on matters relating to the services rendered by Dr. Refai to 3DIcon during the period of his employment with that company; provided that Dr. Refai’s consulting obligations under any consulting agreement may be fulfilled in such manner as will not to conflict with any other employment or other business activities Dr. Refai obtains or is engaged in after termination of his employment with 3DIcon.

(D) Dr. Refai shall not engage, directly or indirectly, alone or in association with other persons or entities, in any manner, in any research or any phase of invention, improvement, reduction to practice or product development, or generate any intellectual property, which in any manner relates to any work performed or supervised by Dr. Refai while an employee of 3DIcon or which competes or could compete in any manner with the technology or systems owned by, licensed to, or under research for, 3DIcon.

(ii) To exercise its option to engage Dr. Refai as a consultant hereunder, 3DIcon shall give written notice to Employee no later than two weeks following the termination date of this Agreement.

8. Resignation From All Positions Upon Notice of Termination. In the event of the voluntary or involuntary termination of Employee’s employment with 3DIcon by Employee or 3DIcon for any reason, Employee hereby resigns from all other positions held by him with 3DIcon or any affiliate or subsidiary of 3DIcon, including without limitation any positron as a director, officer or agent of 3DIcon or any affiliate or subsidiary of 3DIcon, effective on the earlier of the date notice of termination of employment was given by 3DIcon or Employee or the expiration of the Term. Neither stock ownership nor the holding of stock options or a directorship or office at 3DIcon or any affiliate or subsidiary of 3DIcon shall constitute a right to employment or continuing employment hereunder, regardless of any agreement between 3DIcon and Employee to the contrary.

9. Arbitration; Injunctive Relief by 3DIcon; and Waiver of Jury Trial. In the event that any dispute arises among the parties hereto, all parties agree to waive their lights to alternative remedies and, by the execution of this Agreement, each party irrevocably and unconditionally submits any differences or disputes existing among them which may arise hereunder to binding confidential private arbitration to be conducted before one arbitrator experienced in commercial matters (or otherwise acceptable to the parties) pursuant to the rules of the American Arbitration Association (“AAA”) for the arbitration of commercial disputes, in accordance with the comprehensive rules and procedures of AAA. Any such arbitration proceeding shall take place in Tulsa, Oklahoma before a single arbitrator (rather than a panel of arbitrators). All such controversies, claims or disputes shall be settled in this matter in lieu of any action at law or equity; provided, however, that nothing in this Section shall be construed as precluding either party from bringing a claim in court for injunctive relief or other equitable relief without abridgment of the powers of the arbitrator. The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. The party against whom the arbitrators shall render an award shall pay the other party’s actual and reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its tights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator (s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any fees and costs and expenses would be unjust Judgment upon the final award rendered by such arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties shall keep confidential the existence of the claim, controversy or dispute from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of 3DIcon. The parties shall abide by all decisions and awards rendered in such proceedings. Notwithstanding any term herein to the contrary, the parties may apply to any court of competent jurisdiction for a temporary restraining order or preliminary injunction without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

Each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all rights to trial by jury as to any issue in any action, proceeding, or counterclaim arising out of or relating to this Agreement, Employee’s employment or any other matter involving the parties hereto.

10. Additional Important Terms and Conditions of Employment.

(a) Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

(b) Governing Law; Jurisdiction and Exclusive Venue. This Agreement shall in all respects be subject to, and construed, interpreted, governed and enforced in accordance with, the laws of the State of Oklahoma without giving effect to its conflict of laws principles. In regard to any litigation involving this Agreement or Employee’s employment hereunder, Employee hereby consents to exclusive personal jurisdiction of the state or federal court sitting in Tulsa County, Oklahoma.

(c) Severability. If for any reason any section, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced in the manner which affords the fullest enforceability under the law of such section, term or provision hereof, or if that may not be accomplished, then this Agreement shall be construed and enforced as if such section, term or provision had not been included herein and all other sections, terms and provisions herein shall remain in full force and effect.

(d) Notice. Any and all notices and other communications required or permitted herein shall be in writing and deemed delivered if delivered personally, or sent by recognized overnight courier or registered or certified mail to 3DIcon at its principal place of business in Tulsa, Oklahoma, or to Employee at the address hereinafter set forth following Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other, except that such notice of change of address will only be effective upon receipt.

(e) Amendments. This Agreement may only be amended in a written agreement signed by 3DIcon and Employee expressly stating that it is an amendment to this Agreement. This Agreement may not be amended orally or by a course of conduct of the parties

(f) Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employee and 3DIcon with respect to the employment of Employee with 3DIcon, and no prior representations, promises, agreements, or understandings, written or oral, with respect to such employment, which are not expressly set forth in this Agreement, shall be of any force or effect. Without limiting the foregoing sentence, the “Hakki Refai, Employment Term Sheet” executed by Employee and Vivek Bhaman on or about May 8, 2008, is cancelled and is not enforceable.

(g) Burden and Benefit. This Agreement may not be assigned by Employee, 3DIcon is employing Employee due to his unique capabilities. This Agreement, together with any amendments hereto, shall be binding upon 3DIcon’s successors and assigns and will inure to the benefit of Employee’s estate, heirs and personal representatives.

(h) Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

(i) Injunctive Relief; Costs. Employee agrees that the provisions of Sections 5 and 6 of this Agreement are reasonable and necessary to protect the goodwill, confidential information and interests of 3DIcon and consents to the entry of injunctive and such other equitable relief as may be appropriate (without the posting of a bond or other security) in the event of his breach thereof. In any equitable proceeding brought by 3DIcon to enforce any right under this Agreement, the prevailing patty in such action shall be entitled to recover an attorneys’ fee and its’ court costs incurred in the prosecution or defense thereof.

(j) Certain Covenants, Representations, Warranties. Terms, Conditions and Provisions Survive Termination. Despite any provision herein to the contrary, the covenants, representations, warranties, terms and conditions in this Agreement, including without limitation sections 5, 6 and 7 hereof, which call for, reference, or evidence an intention to establish, obligations of either party to be performed after the termination of this employment or Agreement, shall survive the termination of this Agreement and remain binding upon the parties for’ the period referenced in this Agreement. Employee acknowledges that the consideration received by Employee as of the date Employee’s employment is terminated hereunder is adequate consideration for the extension of the covenants, representations, warranties, terms and conditions in this Agreement which survive the termination hereof. Employee further agrees that 3DIcon, without prejudice to any of its rights in law or equity, may set off any monies due 3DIcon against any monies due Employee hereunder, in the event of the breach of any of the obligations of Employee with survive termination.

IN WITNESS WHEREOF, 3DIcon and Employee have duly executed this Agreement to be effective as of the Effective Date.

3DICON CORPORATION:

By:	/s/ Martin Keating
Martin Keating, Chairman and CEO 7507 South Sandusky Avenue Tulsa, Oklahoma 74136

EMPLOYEE:

By:	/s/ Hakki Hejjo Refai
Hakki Hejjo Refai, Ph.D Tulsa, Oklahoma

EXHIBIT A

TO
EMPLOYMENT AGREEMENT WITH ASSIGNMENT OF EMPLOYEE INTELLECTUAL PROPERTY

BETWEEN 3DICON CORPORATION AND HAKKI REFAI, PH. D
OPTION AGREEMENT

This Option Agreement is entered pursuant to the terms of the EMPLOYMENT AGREEMENT WITH ASSIGNMENT OF EMPLOYEE INTELLECTUAL PROPERTY (the “Employment Agreement”) between 3DICON CORPORATION, an Oklahoma corporation (the “Company”) and Hakki Hejjo Refai, Ph.D (“Optionee”).

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.Option Information.

(a)	Date of Option:	Effective Date, as defined in Employment Agreement

(b)	Optionee:	Hakki Refai, Ph D

(c)	Number of Shares:	5,000,000

(d)
Exercise Price: Closing price on the Effective Date, unless the Windfall provisions in Exhibit A-l to the Employment Agreement apply, in which the price in the Windfall Provision shall be the exercise price.

2.Acknowledgements.

(a)	Optionee is an employee of the Company

(b) The Board of Directors (the “Board” which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted a 2007 Amended & Restated Incentive Stock Plan (the “Plan”), pursuant to which this Option is being granted.

(c) The Board has authorized the granting to Optionee of an incentive stock option (“Option”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) to purchase shares of common stock of the Company (“Stock”) upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Rule 701 thereunder.

3.  Shares; Price. The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions stated herein and in the Employment Agreement and in Exhibit A-1 to the Employment Agreement, the number of shares of Stock set forth in Section l(c) above (the “Shares”) for cash (or other consideration as is authorized under the Plan and acceptable to the Board, in their sole and absolute discretion) at the price per Share set forth in Section l(d) above (the “Exercise Price”), such price being not less than the fair market value per share of the Shares covered by this Option as of the Effective Date (unless Optionee is the owner of Stock possessing ten percent or more of the total voting power or value of all outstanding Stock of the Company, in which case the Exercise Price shall be no less than 110% of the fair market value of such Stock).

4 Term of Option; Continuation of Employment. This Option shall expire, and all rights hereunder to purchase the Shares shall terminate ten (10) years from the date hereof. This Option shall earlier terminate subject to Sections 7 and 8 hereof upon, and as of the date of, the termination of Optionee’s employment if such termination occurs prior to the end of such ten (10) year period. Nothing contained herein shall confer upon Optionee the right to the continuation of his employment by the Company or to interfere with the right of the Company to terminate such employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5 Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable during the term of Optionee’s employment in accordance with the following provided, however, to the extent that the aggregate fair market value of stock with respect to such options that are exercisable by the Optionee for the first time in any calendar year exceeds $100,000, such options shall be deemed to be exercisable in the subsequent calendar year’s:

(a) The first installment of 500,000 options are vested and exercisable on the Full Time Date;

(b) 3,500,000 options are being allocated towards technical achievements, deliverables and milestones. Such options shall vest in accordance with the terms and conditions herein and in the Employment Agreements and Exhibit A-l thereto;

(c) 1,000,000 options (also referred to as the “Non-Technical Options”) shall vest based upon non-technical, general company milestones. Such options shall vest in accordance with the terms and conditions herein and in the Employment Agreements and Exhibit A-l thereto;

The installments shall be cumulative (i.e., this option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this option).

6. Exercise. This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan) and (c) a written investment representation as provided for in Section 13 hereof, Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. For example, if the holder is exercising 100,000 Options with a per Option exercise price of $.075 per share through a cashless exercise when the Common Stock’s current Market Price per share is $2.00 per share, then upon such Cashless Exercise the holder will receive 62,500 shares of Common Stock Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such date. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime, except as provided in Section 8 hereof.

7. Termination of Employment. If Optionee shall cease to be employed by the Company for any reason, whether voluntarily or involuntarily, other than by his death, Optionee (or if the Optionee shall die after such termination, but prior to such exercise date, Optionee’s personal representative or the person entitled to succeed to the Option) shall have the right at any time within three (3) months following such termination of employment or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date of termination of employment and had not previously been exercised; provided, however: (i) if Optionee is permanently disabled (within the meaning of Section 22(e)(3) of the Code) at the time of termination, the foregoing three (3) month period shall be extended to six (6) months; or (ii) if Optionee is terminated for “Good Cause”, as defined in that certain Employment Agreement with Assignment of Employee Intellectual Property between the parties hereto and dated as of the same date herewith, or by the terms of the Plan or this Option Agreement or by the employment agreement between the Optionee and the Company, this Option shall automatically terminate as to all Shares covered by this Option not exercised prior to termination Unless earlier terminated, all rights under this Option shall terminate in any event on the expiration date of this Option as defined in Section 4 hereof.

8. Death of Optionee. If the Optionee shall die while in the employ of the Company, Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time within six (6) months after the date of Optionee’s death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee’s death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9.  No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10.  Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been “effected without receipt of consideration by the Company”.

In the event of a proposed dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets or capital stock of the Company (collectively, a “Reorganization”), unless otherwise provided by the Board, this Option shall terminate immediately prior to such date as is determined by the Board, which date shall be no later than the consummation of such Reorganization. In such event, if the entity which shall be the surviving entity does not tender to Optionee an offer, for which it has no obligation to do so, to substitute for any unexercised Option a stock option or capital stock of such surviving of such surviving entity, as applicable, which on an equitable basis shall provide the Optionee with substantially the same economic benefit as such unexercised Option, then the Board may grant to such Optionee, in its sole and absolute discretion and without obligation, the right for a period commencing thirty (30) days prior to and ending immediately poor to the date determined by the Board pursuant hereto for termination of the Option or during the remaining term of the Option, whichever is the lesser, to exercise any unexpired Option or Options without regard to the installment provisions of Section 5; provided, however, that such exercise shall be subject to the consummation of such Reorganization.

Subject to any required action by the shareholders of the Company, if the Company shall be the surviving entity in any merger or consolidation, this Option thereafter shall pertain to and apply to the securities to which a holder of Shares equal to the Shares subject to this Option would have been entitled by reason of such merger or consolidation, and the installment provisions of Section 5 shall continue to apply.

In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all of its authorized Stock without par value into the same number of shares of Stock with a par value, the shares resulting from any such change shall be deemed to be the Shares within the meaning of this Option.

To the extent that the foregoing adjustments relate to shares or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive Except as hereinbefore expressly provided, Optionee shall have no rights by reason of any subdivision or consolidation of shares of Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number and price of Shares subject to this Option shall not be affected by, and no adjustments shall be made by reason of, any dissolution, liquidation, merger, consolidation or sale of assets or capital stock, or any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class.

The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, classifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

11.  Additional Consideration. Should the Internal Revenue Service determine that the Exercise Price established by the Board as the fair market value per Share is less than the fan market value per Share as of the date of Option grant, Optionee hereby agrees to tender such additional consideration, or agrees to tender upon exercise of all or a portion of this Option, such fair market value per Share as is determined by the Internal Revenue Service.

12.  Modifications, Extension and Renewal of Options. The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan, and Section 422 of the Code-Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee hereunder.

13.  Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement;

(b) Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information;

(c) Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE ‘SECURITIES ACT’) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THAT CERTAIN INCENTIVE STOCK OPTION AGREEMENT DATED MARCH 7, 2008, BETWEEN THE COMPANY AND THE ISSUEE WHICH RESTRICTS THE TRANSFER OF THESE SHARES WHICH ARE SUBJECT TO REPURCHASE BY THE COMPANY UNDER CERTAIN CONDITIONS

such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company’s transfer agent.

14. Effects of Early Disposition. Optionee understands that if an Optionee disposes of shares acquired hereunder within two (2) years after the date of this Option or within one (1) year after the date of issuance of such shares to Optionee, such Optionee will be treated for income tax purposes as having received ordinary income at the time of such disposition of an amount generally measured by the difference between the purchase price and the fair market value of such stock on the date of exercise, subject to adjustment for any tax previously paid, in addition to any tax on the difference between the sales price and Optionee’s adjusted cost basis in such shares. The foregoing amount may be measured differently if Optionee is an officer, director or ten percent holder of the Company. Optionee agrees to notify the Company within ten (10) working days of any such disposition.

15. Stand-off Agreement. Optionee agrees that in connection with any registration of the Company’s securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company’s securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least one year following the effective date of registration of such offering.

16. Restriction Upon Transfer. The Shares may not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated by the Optionee except as hereinafter provided.

(a) Repurchase Right on Termination Other Than for Cause. For the purposes of this Section, a “Repurchase Event” shall mean an occurrence of one of (i) termination of Optionee’s employment by the Company, voluntary or involuntary and with or without cause; (ii) retirement or death of Optionee; (iii) bankruptcy of Optionee, which shall be deemed to have occurred as of the date on which a voluntary or involuntary petition in bankruptcy is filed with a court of competent jurisdiction; (iv) dissolution of the marriage of Optionee, to the extent that any of the Shares are allocated as the sole and separate property of Optionee’s spouse pursuant thereto (in which case this Section shall only apply to the Shares so affected); or (v) any attempted transfer by the Optionee of Shares, or any interest therein, in violation of this Agreement Upon the occurrence of a Repurchase Event, the Company shall have the right (but not an obligation) to repurchase all or any portion of the Shares of Optionee at a price equal to the fair value of the Shares as of the date of the Repurchase Event.

(b) Repurchase Right on Termination for Cause. In the event Optionee’s employment is terminated by the Company for “Good Cause” (as defined in that certain Employment Agreement with Assignment of Employee Intellectual Property between the parties), then the Company shall have the right (but not an obligation) to repurchase Shares of Optionee at a price equal to the Exercise Price on the Effective Date. Such right of the Company to repurchase Shares shall apply to 100% of the Shares for one (1) year from the date of this Agreement; and shall thereafter lapse at the rate of twenty percent (20%) of the Shares on each anniversary of the date of this Agreement. In addition, the Company shall have the right, in the sole discretion of the Board and without obligation, to repurchase upon termination for cause all or any portion of the Shares of Optionee, at a price equal to the fair value of the Shares as of the date of termination, which right is not subject to the foregoing lapsing of rights. In the event the Company elects to repurchase the Shares, the stock certificates representing the same shall forthwith be returned to the Company for cancellation.

(c) Exercise of Repurchase Right Any Repurchase Right under Paragraphs 16(a) or 16(b) shall be exercised by giving notice of exercise as provided herein to Optionee or the estate of Optionee, as applicable. Such right shall be exercised, and the repurchase price thereunder shall be paid, by the Company within a ninety (90) day period beginning on the date of notice to the Company of the occurrence of such Repurchase Event (except in the case of termination of employment or retirement, where such option period shall begin upon the occurrence of the Repurchase Event). Such repurchase price shall be payable only in the form of cash (including a check drafted on immediately available funds) or cancellation of purchase money indebtedness of the Optionee for the Shares. If the Company can not purchase all such Shares because it is unable to meet the financial tests set forth in Oklahoma corporation law, the Company shall have the right to purchase as many Shares as it is permitted to purchase under such sections. Any Shares not purchased by the Company hereunder shall no longer be subject to the provisions of this Section 16.

(d) Right of First Refusal. In the event Optionee desires to transfer any Shares during his or her lifetime, Optionee shall first offer to sell such Shares to the Company Optionee shall deliver to the Company written notice of the intended sale, such notice to specify the number of Shares to be sold, the proposed purchase price and terms of payment, and grant the Company an option for a period of thirty days following receipt of such notice to purchase the offered Shares upon the same terms and conditions. To exercise such option, the Company shall give notice of that fact to Optionee within the thirty (30) day notice period and agree to pay the purchase price in the manner provided in the notice. If the Company does not purchase all of the Shares so offered during foregoing option period, Optionee shall be under no obligation to sell any of the offered Shares to the Company, but may dispose of such Shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that Optionee shall not sell any such Shares to any other person at a lower price or upon more favorable terms than those offered to the Company.

(e) Acceptance of Restrictions. Acceptance of the Shares shall constitute the Optionee’s agreement to such restrictions and the legending of his certificates with respect thereto. Notwithstanding such restrictions, however, so long as the Optionee is the holder of the Shares, or any portion thereof, he shall be entitled to receive all dividends declared on and to vote the Shares and to all other rights of a shareholder with respect thereto.

(f) Permitted Transfers. Notwithstanding any provisions in this Section 16 to the contrary, the Optionee may transfer Shares subject to this Agreement to his or her parents, spouse, children, or grandchildren, or a trust for the benefit of the Optionee or any such transferee(s); provided, that such permitted transferee(s) shall hold the Shares subject to all the provisions of this Agreement (all references to the Optionee herein shall in such cases refer mutatis mutandis to the permitted transferee, except in the case of clause (iv) of Section 16 (a) wherein the permitted transfer shall be deemed to be rescinded); and provided further, that notwithstanding any other provisions in this Agreement, a permitted transferee may not, in turn, make permitted transfers without the written consent of the Optionee and the Company.

(g) Release of Restrictions on Shares. All other restrictions under this Section 16 shall terminate five (5) years following the date of this Agreement, or when the Company’s securities are publicly traded, whichever occurs earlier.

17 Notices. Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided to the Company by Optionee for his or her employee records.

18 Agreement Subject to Plan; Applicable Law. This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the State of Oklahoma, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

IN WITNESS WHEREOF, the parties hereto have executed this Option as of the date first above written

COMPANY:	3DICON CORPORATION
an Oklahoma corporation

	By:	/s/ Martin Keating
	Name:	Martin Keating
	Title:	Chief Executive Officer

OPTIONEE:

	By:	/s/ Hakki Hejjo Refai
(signature)
	Name:	Hakki Hejjo Refai

[Attach Form Notice of Exercise]

Appendix A
NOTICE OF EXERCISE

3DICON CORPORATION
__________________
__________________
__________________

Re: Incentive Stock Option

1) Notice is hereby given pursuant to Section 6 of my Incentive Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Incentive Stock Option Agreement dated: ____________

Number of shares being purchased: ___________

Exercise Price: $ ____________

A check in the amount of the aggregate price of the shares being purchased is attached

•	OR

2) I elect a cashless exercise pursuant to Section 6 of my Incentive Stock Option. The Average Market Price as of    was $  .

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws. Further, I understand that the exemption from taxable income at the time of exercise is dependent upon my holding such stock for a period of at least one year from the date of exercise and two year’s from the date of grant of the Option.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2007 Incentive Stock Plan.

By:
(signature)
Name:

*Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT A-1
To Employment Agreement
Between Hakki Refai and 3DIcon

Incentive Stock Options Vesting:

The Employee is being granted a total of 4,500,000 Qualified Incentive Stock Options (ISO). These are being granted to incent the employee’s performance that delivers desirable and beneficial results for the company. The options are, above all a means to reward the achievement of results and not as recognition of effort or performance.

Of the 4,500,000 options granted:
-	3,500,000 options are being allocated towards technical achievements, deliverables and milestones. The employee has a significant role in the achievement of these milestones
-	1,000,000 options are being allocated towards general milestones over time, that reflect the growth and health of the company

The vesting schedule drawn up is to align the interest of the employee with beneficial results for the company. Since time and urgency are of utmost importance to the growth and performance of the company, a key factor for determining success is the achievement of results within a desired time-frame.

Vesting Schedule for 1,000,000 ISOs
(Based on general company milestones - non technical)

☐	200,000 ISO will be fully vested when the company first achieves any of the following milestones:
-	The company’s stock trades over $1.00
-	The company recognizes revenue over or equal to $1,000,000 in a calendar year

☐	400,000 ISO will be fully vested when the company first achieves any of the following milestones:
-	The company’s stock trades over $1.50
-	The company recognizes revenue over or equal to $2,000,000 in a calendar year

☐	400,000 ISO will be fully vested when the company first achieves any of the following milestones:
-	The company’s stock trades over $2.50
-	The company recognizes revenue over or equal to $2,500,000 in a calendar year

Vesting Schedule for 3,500,000 ISOs
The following Technical Milestones, for which the employee is mainly responsible, have been determined significant to the company’s performance. The milestones are not in chronological order and would be pursued in parallel.

1. Milestone # 1: *

1 Stock Price will be calculated using a 30 day Volume Weighted Average Price (VWAP)

*Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

2. Milestone #2: *

3. Milestone #3: *

4. Milestone #4: *

5. Milestone #5: *

6. Milestone #6: *

7. Milestone #7: *

Note: *

Technical Milestone(s) Based Vesting Schedule: The options shall vest or expire in accordance with the following schedule:

Notes:
1.
Mitigating Circumstances and Determination of Milestone Achievement: All parties recognize that the certain elements are out of the control of Employee. At the same time the non achievement of milestones for whatever reason is detrimental to the company. Therefore the final decision regarding the achievement of a given milestone shall be made by the Board of Directors of the company in good faith. If Employee is not satisfied by the conclusion reached, then 3DIcon’s Board of Directors will seek the opinion of a person unrelated to 3DIcon or Employee and acceptable to 3DIcon and Employee and the Board will consider the opinion of said person; however, the determination of whether mitigating circumstances justify an adjustment to the vesting schedule or whether a given milestone has been achieved shall be determined exclusively by the Board of Directors and management of 3DIcon.

2.
Assignment to Alternate Milestones: Based upon the company’s goals the above milestones may be changed. Such change would require authorization by the Board of Directors. However, such changes may only be made based upon reasonable company goals.

3.
Unvested or Expired Options: Options that do not vest or expire based on the above schedule may be re-assigned by 3DIcon’s Board of Directors to subsequent milestones and goals. The decision to re-assign or let the options expire shall rest solely with the Board of Directors.

Windfall Provisions

Despite any provision in this Employment Agreement or in the Stock Option Agreement or the Plan to the contrary, if, at the time of exercise of any ISO, the prevailing market price of the shares is:

1.
Greater than $5.00 and less than $10.00 per share, then the exercise price shall be 15% of the prevailing market price. For example, if the market price of the shares is $8.00, the exercise price shall be $1.20 per option exercised.

2.
Equal to or greater than $10.00 per share, then the exercise price shall be 25% of the prevailing market price. For example, if the market price of the shares is $16.00, the exercise price shall be $4.00 per option exercised.

EXHIBIT B
TO 3DICON CORPORATION
EMPLOYMENT AGREEMENT WITH HAKKI REFAI, PH.D

PATENTS, COPYRIGHTS, TRADEMARKS, SERVICE MARKS,
TRADENAMES AND OTHER INTELLECTUAL PROPERTY OF
WHICH EMPLOYEE OWNS AN INTEREST ON THE EFFECTIVE DATE

1	University of Oklahoma Information Disclosure No. 06-TUL-016 (Colorful Translational Light Surface);
2	University of Oklahoma Information Disclosure No. 06-TUL-038 (Volumetric Liquid Crystal Display);
3	University of Oklahoma Information Disclosure No. 06-TUL-033 (Swept Volume Display);
4	University of Oklahoma Information Disclosure No. 07-TUL-027 (Computer System Interaction with Digital Micromirror Device);
5	University of Oklahoma Information Disclosure No. 07-NOR-016 (Directional 3-D Light Surface Display);
6	University of Oklahoma Information Disclosure No. 07-NOR-057 (Laminated Organic Light Emitting Diodes for 3D Volume Display);
7,	University of Oklahoma Information Disclosure No. 08-TUL-026 (Virtual Moving Screen for Rendering Three Dimensional Image);
8.	University of Oklahoma Information Disclosure No. 08-NOR-033 (Directional 3-D Display);
9
Patent No 583,099 - “Auto-Tracking System for Mobile Free-Space Optical (FSO) Communications” (pursuant to the terms of this Agreement, this patent is excluded from any assignment of intellectual property from Employee to 3DIcon and will remain the property of Employee